EXHIBIT 4(H)

FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
This FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT is dated as of December 12, 2012 (this “Amendment”), among EMCOR Group, Inc., a Delaware corporation (the “Company”), and EMCOR Group (UK) plc., a United Kingdom public limited company (“EMCOR UK”; and together with the Company collectively, the “Borrowers” and individually, a “Borrower”), the financial institutions listed on the signature pages hereof, as Lenders, and Bank of Montreal (“BMO”), as agent (in such capacity, the “Agent”).
PRELIMINARY STATEMENTS
A.The Borrowers, the financial institutions listed on the signature pages thereof, as Lenders, and the Agent have heretofore entered into that certain Third Amended and Restated Credit Agreement dated as of November 21, 2011 (the “Credit Agreement”); and
B.The Borrowers have asked the Required Lenders to amend the Credit Agreement as herein provided, and the Required Lenders are willing to do so on the terms and conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall have such meanings when used in this Amendment.
ARTICLE II
AMENDMENT
Section 2.1. Section 7.12 of the Credit Agreement shall be and hereby is amended by (i) striking the word “and” after subsection (w) thereof, (ii) striking the period, adding a semi-colon, and adding the word “and” at the end of subsection (x) thereof, and (iii) adding a new clause (y) thereof to read as follows:
“(y)    investments made pursuant to and in accordance with the Company’s Voluntary Deferral Plan.”
Section 2.2. Section 9 of the Credit Agreement shall be and hereby is amended by amending the last sentence of the definition of “Indebtedness for Borrowed Money” so that it reads in its entirety as follows:

“Neither obligations for the payment of deferred compensation benefits contemplated by the Company’s Voluntary Deferral Plan nor Performance Guarantees shall constitute Indebtedness for Borrowed Money.”
Section 2.3. Section 9 of the Credit Agreement shall be and is hereby further amended by inserting a new defined term “Voluntary Deferral Plan” in its appropriate alphabetical order to read as follows:
““Voluntary Deferral Plan” means the Company’s deferred compensation plan for employees of the Company and its Subsidiaries that are eligible to participate in such plan and includes, in certain circumstances, matching contributions from the Company.”
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1. Credit Agreement Representations. In order to induce the Required Lenders and the Agent to enter into this Amendment, each Borrower hereby reaffirms in all material respects, as of the date hereof, its representations and warranties contained in Section 5 of the Credit Agreement except to the extent the same expressly relate to an earlier date in which case such representation and/or warranty shall be true and correct as of such earlier date and agrees that this Amendment is a Loan Document under the Credit Agreement.
Section 3.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Borrower of this Amendment are within each Borrower's powers, have been duly authorized by all necessary corporate action, and do not:
(a)contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Borrower which would reasonably be expected to have a Material Adverse Effect or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Borrower;
(b)except for the Credit Agreement, contravene or constitute a default under any covenant, indenture or agreement of or affecting any Borrower or any of its Property, in each case where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or
(c)result in the creation or imposition of any Lien on any Property of any Borrower other than the Liens granted in favor of the Agent pursuant to the Collateral Documents.
Section 3.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any Borrower of this Amendment.

Section 3.4. Validity, etc. This Amendment constitutes the legal, valid and binding obligation of each Borrower enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
ARTICLE IV
CONDITIONS TO THE AMENDMENT

    Section 4.1. Conditions Precedent. This Amendment shall become effective upon the execution and delivery of this Amendment by the Borrowers, the Agent, and the Required Lenders.
ARTICLE V
MISCELLANEOUS PROVISIONS
Section 5.1. Ratification of and References to the Credit Agreement. Except for the Amendment expressly set forth herein, the Credit Agreement and each other Loan Document is hereby ratified, approved and confirmed in each and every respect. Each Borrower hereby acknowledges and agrees that (i) the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement, and (ii) the Collateral Documents and the rights and remedies of the Agent thereunder, the obligations of each Borrower thereunder, and the Liens created and provided for thereunder, remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
Section 5.2. Headings. The various headings of this Amendment are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
Section 5.3. Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

Section 5.4. No Other Amendments. Except for the Amendment expressly set forth above, the text of the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect, and the Lenders and the Agent expressly reserve the right to require strict compliance with the terms of the Credit Agreement and the other Loan Documents.
Section 5.5. Costs and Expenses. Pursuant to Section 11.5 of the Credit Agreement, the Borrowers agree to pay on demand all reasonable and documented costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Agent.
Section 5.6. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of Illinois.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

“BORROWERS”

EMCOR GROUP

By:	/s/ ANTHONY J. GUZZI
	Name:	Anthony J. Guzzi
	Title:	President and
Chief Executive Officer

EMCOR GROUP (UK)

By:	/s/ ANTHONY J. GUZZI
	Name:	Anthony J. Guzzi
	Title:	Director

Accepted and agreed to as of the day and years last above written.

BANK OF MONTREAL, as Agent,
An Issuer and a Lender

By	/s/ SHAHROKH Z. SHAH
	Name	Shahrokh Z. Shah
	Title	Managing Director

BANK OF AMERICA, N.A.

By	/s/ LINCOLN SCHOFF
	Name	Lincoln Schoff
	Title	SVP

JP MORGAN CHASE BANK, N.A.

By	/s/ DAGLAS PANCHAL
	Name	Daglas Panchal
	Title	Vice President

U.S. BANK, NATIONAL ASSOCIATION

By	/s/ MICHAEL P. DICKMAN
	Name	Michael P. Dickman
	Title	Vice President

FIFTH THIRD BANK

By	/s/ CHRISTOPHER C. MOTLEY
	Name	Christopher C. Motley
	Title	Senior Vice President

LLOYDS TSB BANK PLC

By	/s/ STEPHEN GIACOLONE G011
	Name	Stephen Giacolone G011
	Title	Assistant Vice President

By	/s/ DENNIS MCCLELLAN M040
	Name	Dennis McClellan M040
	Title	Assistant Vice President

PNC BANK, NATIONAL ASSOCIATION

By	/s/ CORINNA LADD
	Name	Corinna Ladd
	Title	Senior Vice President

WELLS FARGO BANK, N.A.

By	/s/ BARBARA A. KEEGAN
	Name	Barbara A. Keegan
	Title	Senior Vice President

RBS CITIZENS BANK

By	/s/ PETER M. BENHAM
	Name	Peter M. Benham
	Title	Senior Vice President

BRANCH BANKING AND TRUST
COMPANY

By	/s/ ERIC SEARLS
	Name	Eric Searls
	Title	Senior Vice President

THE NORTHERN TRUST COMPANY

By	/s/ CLIFF HOPPE
	Name	Cliff Hoppe
	Title	Vice President

FIRST NIAGARA BANK, N.A.

By	/s/ DANTE S. FAZZINA
	Name	Dante S. Fazzina
	Title	Vice President

WEBSTER BANK, N.A.

By	/s/ MICHELE L. LYNCH
	Name	Michele L. Lynch
	Title	Vice President

TD BANK, N.A.

By	/s/ ALAN GARSON
	Name	Alan Garson
	Title	Senior Vice President

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